Exhibit 16.1

EISNER LLP
750 Third Avenue
New York, NY 10017-2703

April 12, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:   HemoBioTech, Inc.

Gentlemen:

We have read item 4.01 of Form 8-K to be filed on or about April 14, 2010 of HemoBioTech, Inc. and are in agreement with the statements contained in the first, second and third paragraphs of Item 4.01 concerning our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Eisner LLP
Eisner LLP